UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 13, 2017

CODE GREEN APPAREL CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-206089	80-0250289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31642 Pacific Coast Highway, Ste 102

Laguna Beach, CA 92651

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (877) 753-6377

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Certificate of Amendment to Articles of Incorporation

On April 12, 2017, the Board of Directors of Code Green Apparel Corp., a Nevada corporation (the “Company”) and the Company’s majority shareholder (i.e., George J. Powell, III, the Company’s Chief Executive Officer and Director, who holds (i) 1,000 shares of Series A Preferred Stock, which provides the holder thereof the right to vote 51% of the vote on all shareholder matters and (ii) 89,115,016 shares of the Company’s outstanding common stock), via a written consent to action without meeting, approved the filing of a Certificate of Amendment to our Articles of Incorporation to increase the authorized common stock of the Company, from one billion (1,000,000,000) shares of common stock, $0.001 par value per share, to one billion, nine hundred and ninety million (1,990,000,000) shares of common stock, $0.001 par value share (the “Amendment”).

The Amendment did not change (a) the number of authorized shares of our preferred stock, which remained ten million (10,000,000) shares of preferred stock, $0.001 par value per share; (b) the rights of our Board of Directors to designate the rights and preferences of such preferred stock (as further described in our Articles of Amendment, as amended); or (c) the previously designated series of our preferred stock.

On April 13, 2017, the Company filed the Amendment with the Nevada Secretary of State, which became effective on the same date.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

3.1*	Certificate of Amendment to the Articles of Incorporation of Code Green Apparel Corp. (increasing the authorized capitalization to 2,000,000,000 shares, representing 1,990,000,000 shares of common stock and 10,000,000 shares of preferred stock), as filed with the Secretary of State of Nevada on April 13, 2017

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Code Green Apparel Corp.

Date: April 13, 2017	By:	/s/ George J. Powell, III
George J. Powell, III
Chief Executive Officer
(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Certificate of Amendment to the Articles of Incorporation of Code Green Apparel Corp. (increasing the authorized capitalization to 2,000,000,000 shares, representing 1,990,000,000 shares of common stock and 10,000,000 shares of preferred stock), as filed with the Secretary of State of Nevada on April 13, 2017

* Filed herewith.